Exhibit 16 (5)

[ING LOGO] AMERICAS US Legal Services

Michael A. Pignatella Counsel (860) 723-2239 Fax: (860) 723-2216 Michael.Pignatella@us.ing.com

April 9, 2007

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549 Attention: Filing Desk

Re:	ING Life Insurance and Annuity Company
Post - Effective Amendment No. 1 to the Registration Statement on Form S-1
Prospectus Title: Guaranteed Accumulation Account
File No.: 333-141040

Dear Sir or Madam:

As Counsel to ING Life Insurance and Annuity Company, a Connecticut life insurance company (the “Company”), I have represented the Company in connection with the Guaranteed Accumulation Account (the “Account”) available under certain variable annuity contracts and the Post Effective Amendment No. 1 to the S-1 Registration Statement relating to such Account.

In connection with this opinion, I have reviewed the Registration Statement on Form S-1 relating to such Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael A. Pignatella Michael A. Pignatella Counsel

Hartford Site	ING North America Insurance Corporation
151 Farmington Avenue, TS31
Hartford, CT 06156-8975